EXHIBIT 99.1

NEW WORLD REPORTS IMPROVED POSITIVE COMPARABLE STORE SALES, POSITIVE TRANSACTION COUNTS AND RECORD CASH FLOW IN SECOND QUARTER

—Third consecutive quarter of positive comparable store sales and seventh consecutive quarter of improved operating cash flow

GOLDEN, Colo. (8/4/05, 4:15 EST) New World Restaurant Group, Inc. (Pink Sheets: NWRG.PK) today reported strong improvements in comparable store sales, total revenues, income from operations and cash flow from operations during the second quarter of fiscal 2005.

Total revenues increased 3.1% to $97.1 million during the three months ended June 28, 2005 from $94.2 million in the second quarter of fiscal 2004. Retail sales grew 4% to $91.1 million, or 93.8% of total revenues, from $87.6 million, or 93.0% of total revenues, for the year earlier quarter.

Comparable store sales in company-owned restaurants grew by 6.3% during the quarter over the corresponding quarter in 2004. The improvement reflected a 6.0% increase in average check size and a 0.3% gain in transactions—the first year-over-year increase in transactions in two years.

Gross profit margin increased to 19.7% of sales in the 2005 quarter from 17.3% in the corresponding 2004 quarter. General and administrative expenses increased 16.4% to $9.3 million, or 9.6% of revenues, from $8.0 million, or 8.5% of revenues, a year earlier. Approximately $0.7 million of the increase in G&A expenses was due to higher bonuses payable due to improved operating performance. Depreciation and amortization expense, which is included in income from operations, was essentially unchanged at $7.1 million.

Income from operations for the second quarter was $1.4 million, compared to a loss of $0.2 million in the corresponding 2004 quarter. Results in the 2005 quarter reflected impairment charges of approximately $1.2 million associated with the company’s Chesapeake Bagel Bakery trademarks, as well as a $0.2 million loss on the sale, disposal or abandonment of assets. The operating loss in the 2004 quarter reflected a $1.5 million loss on the sale, disposal or abandonment of assets.

New World’s operations generated net cash from operations of $8.1 million during the first six months of 2005, compared to net cash of $5.4 million a year earlier. Through the first six months of 2005, the company invested approximately $4.0 million in property and equipment for its restaurants, while also making a $10.4 million semi-annual interest payment on its $160 million notes. New World realized a $4.1 million net increase in cash for the year. At quarter’s end, the company had $13.8 million in cash and cash equivalents, compared with $10.3 million a year ago. Additionally, New World generated approximately $14.4 million of cash from operations in the second quarter of fiscal 2005, a $4.7 million increase over the comparable quarter in 2004.

“We are very pleased to report another quarter of improved retail sales and operating results,” said Paul Murphy, New World CEO. “The move towards positive transactions at our company operated restaurants began in the third quarter of 2004, and has now culminated in real increases in customer traffic in this quarter. Our improvements in comparable store sales began in the second quarter of fiscal 2004, and now has continued for five consecutive quarters. For the 2nd quarter of fiscal 2005, our gains were attained during both the breakfast and lunch day-parts demonstrating that the initiatives to improve the performance of our company-operated restaurants are resonating with consumers.

“The strong increase in comparable store sales is the result of a planned shift in product mix to higher priced items, the introduction of new menu items as well as improvements in restaurant operations, including initiatives to enhance customer service and store appearance,” he continued. “Sales also benefited from the development of catering programs in selected markets, as well as advertising campaigns initiated in the fourth quarter of 2004 and second quarter of 2005 that strengthened consumer awareness. In turn, those strong increases in sales positively impact our gross profit, helping to drive retail gross margins to 19.0% in the 2005 quarter from 16.2% a year earlier.”

New World reported a net loss of $4.3 million, or $0.43 per basic and diluted share, in the second quarter of 2005, compared to a net loss of $6.2 million, or $0.63 per share, a year earlier. Included in the net loss for the 2nd quarter were the aforementioned non-cash charges associated with impairments and the disposal of assets. These charges aggregated $1.3 million for the quarter ended June 28, 2005. The fiscal 2004 comparable quarter net loss included approximately $1.5 million of non-cash charges associated with the disposal of assets as noted earlier.

For the year to date, total revenues increased 2.7% to $190.4 million from $185.4 million in the first six months of 2004. Comparable store sales rose 5.5%, as a 6.2% increase in the average check was partially offset by a 0.6% decline in transactions.

Gross profit margin for the six months improved to 19.1% from 17.7% a year earlier, while general and administrative expenses increased 7.0% to $18.0 million, or 9.4% of revenues, compared to $16.8 million, or 9.1% of revenues, in the first half of 2004. Depreciation and amortization expense decreased slightly to $13.8 million for the first six months of 2005 from $13.9 million a year earlier.

Income from operations for the first six months of 2005 totaled $3.1 million, compared to $1.5 million in the first half of last year. Results in 2005 included $1.3 million in impairment charges and other related costs and a $0.2 million loss on the sale, disposal or abandonment of assets. Results for the first six months of 2004 included a $1.5 million loss on the sale, disposal or abandonment of assets, partially offset by a $0.8 million benefit from the reversal of a prior accrual for integration and reorganization costs.

With net interest expense remaining unchanged at $11.7 million, New World’s net loss for the first two quarters of 2005 was $8.5 million, or $0.86 per basic and diluted share, compared to a net loss of $10.4 million or $1.05 per share in the same period of 2004.

For information regarding Adjusted EBITDA, as defined in the company’s loan agreements, see the presentation, reconciliation and cautionary language regarding non-GAAP financial measures included near the end of this release.

Chief financial officer Richard P. Dutkiewicz noted that the company’s investments in the business during the first half of 2005 included funds for the development of new quick-casual Einstein Bros. Café restaurants and retrofits of existing Einstein Bros. Bagels locations to that concept. At quarter’s end, the company had eight Einstein Bros. Café locations in the Denver and Colorado Springs markets. As previously announced, New World is embarking on a three-year program to improve the performance of its existing company-owned Einstein Bros. restaurants by incorporating the most successful elements of the Café concept in the majority of its locations.

Commenting on the company’s franchised brands, Mr. Murphy said the Manhattan Bagel Company system has been experiencing increases in comparable store sales following multi-pronged efforts to improve the performance of the store base and terminate relationships with franchisees not performing in accordance with their franchise agreements. At quarter’s end, 127 Manhattan Bagel locations were in operation, primarily in the Northeast.

Mr. Murphy added that “during the second quarter of 2005, we revisited the long term strategic fit of the Chesapeake brand. Utilizing the recommendations of a consultant previously engaged to present viable alternatives for the brand, we decided to form an exit strategy that we believe could be completed within approximately one year.”

Mr. Murphy and Mr. Dutkiewicz will discuss New World’s financial and operating results for the second quarter of fiscal 2005 during a conference call scheduled for 11:00 a.m. (EDT) on August 5. To listen to the call, dial 877-381-6509 and give the operator the conference ID number, 8287935. A telephone replay of the call will be available through midnight (EDT) on August 19, 2005.  To access the replay, call 800-642-1687.Investors and media also are invited to listen to a rebroadcast of the call on the company’s website, www.newworldrestaurantgroup.com. The replay of the call also will be archived on the website.

New World is a leading company in the casual restaurant industry. The company operates locations primarily under the Einstein Bros. and Noah’s New York Bagels brands and primarily franchises locations under the Manhattan Bagel and Chesapeake Bagel Bakery brands. As of June 28, 2005, the company’s retail system consisted of 659 locations, including 442 company-operated locations, as well as 156 franchised and 61 licensed locations in 34 states, and the District of Columbia. The company also operates a dough production facility.

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Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “forecast,” “estimate,” “project,” “plan to,”  “is designed to,” “expectations,” “intend,” “indications,” “expect,” “should,” “would,” “believe,” “trend”  and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements.  These factors include but are not limited to (i) the company’s ability to build the breakfast and lunch day-parts depends, in part, upon market conditions, competition, and customer acceptability, among other factors; (ii) the improvement in period over period comparable store sales and transaction counts is not necessarily indicative of future results and is subject to shifting consumer preferences, economic conditions, weather, and competition, among other factors; (iii) the ability to improve margins may be affected by unexpected costs or expenses, among other factors; (iv) the success of the company’s plan to revitalize its concepts is dependent upon various factors, including the availability of capital  and opportunities to make modifications, (v) the retrofits and the expenditure of capital is subject to availability of capital, and other resources, raw materials and the projected returns on investments in those retrofits; (vi) the ability and timing of our strategy with respect to the Chesapeake brand may be affected by existing franchise agreements already in place; (vii) the Company’s ability to generate sufficient cash flow is dependent upon economic, financial, competitive and legislative factors, among other factors. These and other risks are more fully discussed in the company’s SEC filings.

Contacts: Media/Investors: Bill Parness, (732) 290-0121, or Marty Gitlin , (914) 528-7702; Parnespr@optonline.net

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED BALANCE SHEETS

AS OF JUNE 28, 2005 AND DECEMBER 28, 2004

(in thousands, except share information)

(unaudited)

	June 28,	December 28,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$13,823	$9,752
Restricted cash	854	1,269
Franchise and other receivables, net of allowance of $1,338 and $2,475	5,689	7,123
Inventories	5,163	4,941
Prepaid expenses and other current assets	3,049	1,643
Total current assets	28,578	24,728

Restricted cash long-term	901	2,526
Property, plant and equipment, net	35,992	41,855
Trademarks and other intangibles, net	71,940	77,219
Goodwill	4,875	4,875
Debt issuance costs and other assets	6,260	7,253
Total assets	$148,546	$158,456

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$6,443	$8,243
Accrued expenses	35,722	34,836
Short term debt and current portion of long-term debt	280	295
Current portion of obligations under capital leases	19	16
Total current liabilities	42,464	43,390

Senior notes and other long-term debt	160,840	160,840
Obligations under capital leases	19	31
Other liabilities	9,132	9,678
Mandatorily redeemable, Series Z Preferred Stock, $.001 par value, $1,000 per share liquidation value; 2,000,000 shares authorized; 57,000 shares issued and outstanding	57,000	57,000
Total liabilities	269,455	270,939

Commitments and contingencies

Stockholders’ deficit:
Common stock, $.001 par value; 15,000,000 shares authorized; 9,868,623 and 9,848,713 shares issued and outstanding	10	10
Additional paid-in capital	175,818	175,797
Unamortized stock compensation	(103)	(137)
Accumulated deficit	(296,634)	(288,153)
Total stockholders’ deficit	(120,909)	(112,483)
Total liabilities and stockholders’ deficit	$148,546	$158,456

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SECOND QUARTER AND YEAR TO DATE PERIODS ENDED JUNE 28, 2005 AND JUNE 29, 2004

(in thousands, except earnings per share and related share information)

(unaudited)

	Second quarter ended:		Year to date ended:
	June 28, 2005	June 29, 2004	June 28, 2005	June 29, 2004
Revenues:
Retail sales	$91,116	$87,596	$177,975	$172,219
Manufacturing revenues	4,641	4,944	9,635	10,357
Franchise and license related revenues	1,356	1,624	2,798	2,784

Total revenues	97,113	94,164	190,408	185,360

Cost of sales:
Retail costs	73,770	73,403	145,200	143,490
Manufacturing costs	4,193	4,442	8,900	9,020

Total cost of sales	77,963	77,845	154,100	152,510

Gross profit	19,150	16,319	36,308	32,850

Operating expenses:
General and administrative expenses	9,309	8,000	17,989	16,818
Depreciation and amortization	7,077	7,058	13,785	13,877
Loss (gain) on sale, disposal or abandonment of assets, net	161	1,472	165	1,466
Charges (adjustments) of integration and reorganization cost	—	(39)	5	(799)
Impairment charges and other related costs	1,182	—	1,279	—

Income (loss) from operations	1,421	(172)	3,085	1,488

Other expense (income):
Interest expense, net	5,773	5,904	11,692	11,703
Other	(69)	(36)	(126)	(100)

Loss before income taxes	(4,283)	(6,040)	(8,481)	(10,115)

Provision for state income taxes	—	184	—	239
Net loss	$(4,283)	$(6,224)	$(8,481)	$(10,354)
Net loss per common share – Basic and Diluted	$(0.43)	$(0.63)	$(0.86)	$(1.05)

Weighted average number of common shares outstanding:
Basic and Diluted	9,860,886	9,842,293	9,854,799	9,842,061

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR TO DATE PERIODS ENDED JUNE 28, 2005 AND JUNE 29, 2004

(in thousands)

(unaudited)

	June 28,	June 29,
	2005	2004
OPERATING ACTIVITIES:
Net loss	$(8,481)	$(10,354)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13,785	13,877
Stock based compensation expense	34	35
Loss, net of gains, on disposal of assets	165	1,466
Impairment charges and other related costs	1,279	—
Charges (adjustments) of integration and reorganization costs	5	(799)
Provision for (recovery of) losses on accounts receivable, net	(138)	94
Amortization of debt issuance and debt discount costs	924	908
Changes in operating assets and liabilities:
Franchise and other receivables	1,572	(247)
Accounts payable and accrued expenses	(1,016)	(162)
Other assets and liabilities	(64)	617

Net cash provided by operating activities	8,065	5,435

INVESTING ACTIVITIES:
Purchase of property and equipment	(4,082)	(3,687)
Proceeds from the sale of equipment	92	—

Net cash used in investing activities	(3,990)	(3,687)

FINANCING ACTIVITIES:
Proceeds from line of credit	5,430	7,030
Repayments of line of credit	(5,445)	(8,030)
Repayment of other borrowings	(10)	—
Proceeds upon warrant exercise	21	—

Net cash used in financing activities	(4)	(1,000)

Net increase in cash	4,071	748
Cash and cash equivalents, beginning of period	9,752	9,575
Cash and cash equivalents, end of period	$13,823	$10,323

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$10,809	$10,280
Cash paid for income taxes	$176	$165

Non-GAAP Financial Measures

Adjusted EBITDA is a typical non-GAAP measurement for companies that issue public debt and a measure used by our lenders. Adjusted EBITDA, as defined in the company’s Indenture Agreement relating to the $160 Million Notes and the revolving credit facility with AmSouth Bank (collectively referred to herein as our loan agreements) represents earnings before interest, taxes, depreciation and amortization, and is further adjusted by various items including: (1) integration and reorganization charges and credits, (2) cumulative change in fair value of derivatives, (3) gain/loss on the investment, sale, disposal or exchange of assets, (4) impairment and other related charges and (5) other income. Adjusted EBITDA may also be further adjusted by certain legal, financing and advisory fees, acquisition and integration expenses, and other charges. The loan agreements require that Adjusted EBITDA be measured on a twelve month period ending on the last day of each fiscal quarter and be greater than $33 million. The company presents Adjusted EBITDA because it relates to a covenant contained in each of its loan agreements which are material to the company, its financial condition and liquidity. If the company does not comply with the Adjusted EBITDA covenant, an Event of Default (as defined in the loan agreements) would occur and, subject to the applicable notice and cure periods, the lenders could declare all amounts outstanding immediately due and payable and pursue all available remedies for payment of such amounts.  As of June 28, 2005, the company was in compliance with the Adjusted EBITDA covenant and does not anticipate that the covenant will impact its ability to borrow under the AmSouth revolving credit facility.

Data regarding Adjusted EBITDA is provided as additional information to help the company’s bondholders understand compliance with the Adjusted EBITDA covenant. The company also believes Adjusted EBITDA is useful to its bondholders as an indicator of earnings available to service debt.  Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income (loss) from operations, an indicator of cash flow from operations or a measure of liquidity. Because not all companies calculate Adjusted EBITDA identically, this presentation may not be comparable to similarly titled measures of other companies. The company believes Adjusted EBITDA is a more meaningful indicator of earnings available to service debt when certain charges (such as the gain or loss from the disposal of assets, impairment of assets and cumulative change in the fair value of derivatives) are excluded from income (loss) from continuing operations. Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest expense, income taxes, debt service payments and cash costs arising from integration and reorganization activities.

The following tables reconcile Adjusted EBITDA to net loss and cash flows used in operating activities, respectively:

	First quarter ended:		Second quarter ended:		Year to date:
	March 29, 2005	March 30, 2004	June 28, 2005	June 29, 2004	June 28, 2005	June 29, 2004
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(4,198)	$(4,130)	$(4,283)	$(6,224)	$(8,481)	$(10,354)
Adjustments as defined in the loan agreements:
Interest expense, net	5,919	5,799	5,773	5,904	11,692	11,703
Taxes	—	55	—	184	—	239
Depreciation and amortization	6,708	6,819	7,077	7,058	13,785	13,877
Loss (gain) on sale, disposal or abandonment of assets, net	4	(6)	161	1,472	165	1,466
Charges (adjustments) of integration and reorganization cost	5	(760)	—	(39)	5	(799)
Impairment charges and other related costs	97	—	1,182	—	1,279	—
Other expense (income)	(57)	(64)	(69)	(36)	(126)	(100)
Certain legal, financing and advisory fees	—	75	526	688	526	763
Certain corporate expenses	—	225	—	—	—	225
Certain other charges	—	25	700	—	700	25
Adjusted EBITDA	$8,478	$8,038	$11,067	$9,007	$19,545	$17,045

	First quarter ended:		Second quarter ended:		Year to date:
	March 29, 2005	March 30, 2004	June 28, 2005	June 29, 2004	June 28, 2005	June 29, 2004
Reconciliation of Net Cash Used in Operating Activities to Adjusted EBITDA:
Net cash generated by (used in) operating activities	$(6,288)	$(4,175)	$14,353	$9,610	$8,065	$5,435
Adjustments as defined in the loan agreements:
Changes in operating assets and liabilities	9,292	6,560	(9,784)	(6,768)	(492)	(208)
Provision for (recovery of) losses on accts receivable	91	—	47	(94)	138	(94)
Amortization of debt issue costs	(462)	(462)	(462)	(446)	(924)	(908)
Stock based compensation expense	(17)	—	(17)	(35)	(34)	(35)
Interest expense, net	5,919	5,799	5,773	5,904	11,692	11,703
Other income	(57)	(64)	(69)	(36)	(126)	(100)
Provision (benefit) for state income taxes	—	55	—	184	—	239
Certain legal, financing and advisory fees	—	75	526	688	526	763
Certain corporate expenses	—	225	—		—	225
Certain other charges	—	25	700	—	700	25
Adjusted EBITDA	$8,478	$8,038	$11,067	$9,007	$19,545	$17,045